UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT No. 1
TO
FORM S-1
REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

Globalstar, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or organization)	4899 (Primary Standard Industrial Classification Code Number)	41-2116508 (IRS Employer Identification No.)

300 Holiday Square
Covington, Louisiana 70433
(Address of Principal Executive Offices) (Zip Code)

(Address, including zip code, and telephone number, including area code of principal executive offices)

L. Barbee Ponder
General Counsel and Vice President — Regulatory Affairs
GLOBALSTAR, INC.
300 Holiday Square Blvd
Covington, LA 70433
985-335-1503 Direct
985-335-1703 Fax

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Gerald S. Greenberg
Taft Stettinius & Hollister LLP
425 Walnut Street
Cincinnati, Ohio 45202
(513) 357-9670

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is prohibited.

SUBJECT TO COMPLETION, DATED May 15, 2013

PROSPECTUS

39,500,000 Shares

GLOBALSTAR, INC.

Voting Common Stock

This prospectus relates to the disposition from time to time of up to 39,500,000 shares of our voting common stock, which are held or may be held by the selling stockholder named in this prospectus. We are not selling any common stock under this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholder.

The selling stockholder identified in this prospectus, or its permitted transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices, or at privately negotiated prices. We provide more information about how the selling stockholder may sell its shares of common stock in the section entitled “Plan of Distribution” beginning on page 7 of this prospectus. We will not be paying any underwriting discounts or commissions in connection with any offering of common stock under this prospectus.

Our common stock is quoted on the OTCQB under the symbol “GSAT.” The last reported sale price of our common stock on the OTCQB on May 13, 2013 was $0.36 per share.

Investing in our common stock involves a high degree of risk. Please see the sections entitled “Risk Factors” on page 1 of this prospectus and “Part I — Item 1A Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                  .

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission, or the SEC, using the “shelf” registration process. Under this process, the selling stockholder may from time to time, in one or more offerings, sell the common stock described in this prospectus.

You should rely only on the information contained in or incorporated by reference into this prospectus (as supplemented and amended). We have not authorized anyone to provide you with different information. This document may only be used where it is legal to sell these securities. You should not assume that the information contained in this prospectus is accurate as of any date other than its date regardless of the time of delivery of the prospectus or any sale of our common stock.

We urge you to read carefully this prospectus (as supplemented and amended), together with the information incorporated herein by reference as described under the heading “Information Incorporated by Reference,” before deciding whether to invest in any of the common stock being offered.

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FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and is subject to the safe harbor created by that section. Such statements may include, but are not limited to, projections of revenues, income or loss, capital expenditures, plans for product development and cooperative arrangements, future operations, financing needs or plans of Globalstar, as well as assumptions relating to the foregoing. The words “anticipate,” “believe,” “estimate,” “expect,” “goal,” “may,” “plan,” “project,” “will,” and similar expressions identify forward-looking statements, which speak only as of the date the statement was made.

These forward looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward looking statements. Forward-looking statements, such as the statements regarding our ability to develop and expand our business, our anticipated capital spending (including for future satellite procurements and launches), our ability to manage costs, our ability to exploit and respond to technological innovation, the effects of laws and regulations (including tax laws and regulations) and legal and regulatory changes, the opportunities for strategic business combinations and the effects of consolidation in our industry on us and our competitors, our anticipated future revenues, our anticipated financial resources, our expectations about the future operational performance of our satellites (including their projected operational lives), the expected strength of and growth prospects for our existing customers and the markets that we serve, commercial acceptance of new products, problems relating to the ground-based facilities operated by us or by independent gateway operators, worldwide economic, geopolitical and business conditions and risks associated with doing business on a global basis and other statements contained or incorporated by reference in this prospectus regarding matters that are not historical facts, involve predictions. Risks and uncertainties that could cause or contribute to such differences include, without limitation, those in “Risk Factors” of this prospectus. We do not intend, and undertake no obligation, to update any of our forward-looking statements after the date of this prospectus to reflect actual results or future events or circumstances.

RISK FACTORS

You should carefully consider the specific risks set forth under the caption “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2012, which is incorporated by reference in this prospectus. The risks and uncertainties we describe are not the only ones facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks were to occur, our business, financial condition or results of operations would likely suffer. In that event, the trading price of our common stock could decline, and you could lose all or part of your investment.

USE OF PROCEEDS

The selling stockholder will receive all of the net proceeds from sales of the common stock sold pursuant to this prospectus.

COMMITTED EQUITY LINE FINANCING

On December 28, 2012, we entered into a common stock purchase agreement, which we refer to in this prospectus as the Purchase Agreement, with Terrapin Opportunity, L.P. (“Terrapin”) providing for a financing arrangement that is sometimes referred to as a committed equity line financing facility. The Purchase Agreement provides that, upon the terms and subject to the conditions in the Purchase Agreement, Terrapin is committed to purchase up to $30 million of shares of our voting common stock over the 24-month term of the Purchase Agreement under certain specified conditions and limitations. In no event may Terrapin purchase any shares of our common stock which, when aggregated with all other shares of our common stock then beneficially owned by Terrapin and its affiliates, would result in the beneficial ownership by Terrapin or any of its affiliates of more than 9.9% of the then outstanding shares of our voting common stock. This beneficial ownership limitation may not be waived by the parties.

From time to time over the term of the Purchase Agreement, and in our sole discretion, we may present Terrapin with draw down notices requiring Terrapin and its affiliates to purchase a specified dollar amount of shares of our voting common stock, based on the price per share over 10 consecutive trading days (the “Draw Down Period”), with the total dollar amount of each draw down subject to certain agreed-upon limitations based on the market price of our common stock at the time of the draw down (which may not be waived or modified). In addition, in our sole discretion, but subject to certain limitations, we may require Terrapin to purchase a percentage of the daily trading volume of our voting common stock for each trading day during the Draw Down Period. We are allowed to present Terrapin or any of its affiliates with up to 36 draw down notices during the term of the Purchase Agreement, with only one such draw down notice allowed per Draw Down Period and a minimum of five trading days required between each Draw Down Period.

Once presented with a draw down notice, Terrapin or any of its affiliates is required to purchase a pro rata portion of the shares on each trading day during the trading period on which the daily volume weighted average price for our voting common stock exceeds a threshold price determined by us for such draw down. The per share purchase price for these shares equals the daily volume weighted average price of our common stock on each date during the Draw Down Period on which shares are purchased, less a discount ranging from 3.5% to 8.0% (which range may not be modified), based on a minimum price we specify. If the daily volume weighted average price of our common stock falls below the threshold price on any trading day during a Draw Down Period, the Purchase Agreement provides that Terrapin will not be required to purchase the pro-rata portion of shares of common stock allocated to that trading day. The obligations of Terrapin under the Purchase Agreement to purchase shares of our common stock may not be transferred to any other party.

Terrapin has agreed that during the term of the Purchase Agreement, neither Terrapin nor any of its affiliates will, directly or indirectly, engage in any short sales involving our securities or grant any option to purchase, or acquire any right to dispose of or otherwise dispose for value of, any shares of our common stock or any securities convertible into or exercisable or exchangeable for any shares of our common stock, or enter into any swap, hedge or other similar agreement that transfers, in whole or in part, the economic risk of ownership of any shares of our common stock, provided that Terrapin will not be prohibited from engaging in certain transactions relating to any of the shares of our common stock that it owns or that it is obligated to purchase under a pending draw down notice.

The sale of the shares to Terrapin under the Purchase Agreement is exempt from registration under the Securities Act of 1933, amended (the “Securities Act”), pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(2) of and Regulation D under the Securities Act.

The Purchase Agreement contains customary representations, warranties and covenants by, among and for the benefit of the parties. Before Terrapin is obligated to purchase any shares of our common stock pursuant to a draw down notice, certain conditions specified in the Purchase Agreement, none of which are in Terrapin's control, must be satisfied, including the following:

•	Each of our representations and warranties in the Purchase Agreement must be true and correct in all material respects.
•	We must have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required to be performed, satisfied or complied with by us.
•	The registration statement of which this prospectus forms a part must be effective under the Securities Act.
•	We must not have knowledge of any event that could reasonably be expected to have the effect of causing the suspension of the effectiveness of the registration statement of which this prospectus forms a part or the prohibition or suspension of the use of this prospectus.
•	We must have filed with the SEC all required prospectus supplements relating to this prospectus and all periodic reports and filings required to be filed by us under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

•	Trading in our common stock must not have been suspended by the SEC, NASDAQ or the Financial Industry Regulatory Authority, or FINRA, and trading in securities generally on the OTC market must not have been suspended or limited.
•	We must have complied with all applicable federal, state and local governmental laws, rules, regulations and ordinances in connection with the execution, delivery and performance of the Purchase Agreement and the Registration Rights Agreement (discussed below).
•	No statute, regulation, order, decree, writ, ruling or injunction by any court or governmental authority of competent jurisdiction shall have been enacted, entered, promulgated, threatened or endorsed which prohibits the consummation of or which would materially modify or delay any of the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement.
•	No action, suit or proceeding before any arbitrator or any court or governmental authority shall have been commenced or threatened, and no inquiry or investigation by any governmental authority shall have been commenced or threatened seeking to restrain, prevent or change the transactions contemplated by the Purchase Agreement or the Registration Rights Agreement, or seeking material damages in connection with such transaction.
•	The absence of any condition, occurrence, state of facts or event having, or insofar as reasonably can be foreseen would likely have, any effect on our business, operations, properties or financial condition that is material and adverse to us.

There is no guarantee that we will be able to meet the foregoing conditions or any of the other conditions in the Purchase Agreement or that we will be able to draw down any portion of the amounts available under the equity line with Terrapin.

The Purchase Agreement may be terminated at any time by the mutual written consent of the parties. Unless earlier terminated, the Purchase Agreement will terminate automatically on the earlier to occur of (i) the first day of the month next following the 24-month anniversary of the effective date of the registration statement of which this prospectus forms a part (which term may not be extended by the parties) or (ii) the date on which Terrapin purchases the entire commitment amount under the Purchase Agreement. We may terminate the Purchase Agreement on one trading day’s prior written notice to Terrapin, subject to certain conditions. Terrapin may terminate the Purchase Agreement effective upon one trading day prior written notice to us under certain circumstances, including the following:

•	The existence of any condition, occurrence, state of facts or event having, or insofar as reasonably can be foreseen would likely have, any effect on our business, operations, properties or financial condition that is material and adverse to us.
•	The Company enters into an agreement providing for certain types of financing transactions that are similar to the equity line with Terrapin.
•	Certain transactions involving a change in control of the company or the sale of all or substantially all of our assets have occurred.
•	We are in breach or default in any material respect under any of the provisions of the Purchase Agreement or the Registration Rights Agreement, and, if such breach or default is capable of being cured, such breach or default is not cured within 10 trading days after notice of such breach or default is delivered to us.
•	While Terrapin holds any shares issued under the Purchase Agreement, the effectiveness of the registration statement that includes this prospectus is suspended or the use of this prospectus is suspended or prohibited, and such suspension or prohibition continues for a period of 20 consecutive trading days or for more than an aggregate of 60 trading days in any 365-day period, subject to certain exceptions.
•	Trading in our common stock is suspended or our common stock ceases to be listed or quoted on a trading market, and such suspension or failure continues for a period of 20 consecutive trading days or for more than an aggregate of 60 trading days in any 365-day period.

•	We have filed for and/or are subject to any bankruptcy, insolvency, reorganization or liquidation proceedings.

The Purchase Agreement provides that no termination of the Purchase Agreement will limit, alter, modify, change or otherwise affect any of the parties' rights or obligations with respect to any pending draw down notice, and that the parties must fully perform their respective obligations with respect to any such pending draw down notice under the Purchase Agreement, provided all of the conditions to the settlement thereof are timely satisfied. The Purchase Agreement also provides for indemnification of Terrapin and its affiliates in the event that Terrapin incurs losses, liabilities, obligations, claims, contingencies, damages, costs and expenses related to a breach by us of any of our representations and warranties under the Purchase Agreement or the other related transaction documents or any action instituted against Terrapin or its affiliates due to the transactions contemplated by the Purchase Agreement or other transaction documents, subject to certain limitations.

We agreed to pay up to $40,000 of reasonable attorneys' fees and expenses (exclusive of disbursements and out-of-pocket expenses) incurred by Terrapin in connection with the preparation, negotiation, execution and delivery of the Purchase Agreement and related transaction documentation. Further, if we issue a draw down notice and fail to deliver the shares to Terrapin on the applicable settlement date, and such failure continues for 10 trading days, we agreed to pay Terrapin, in addition to all other remedies available to Terrapin under the Purchase Agreement, an amount in cash equal to 2.0% of the purchase price of such shares for each 30-day period the shares are not delivered, plus accrued interest.

In connection with the Purchase Agreement, we entered into a registration rights agreement with Terrapin, which we refer to in this prospectus as the Registration Rights Agreement, pursuant to which we granted to Terrapin certain registration rights related to the shares issuable under the Purchase Agreement. Pursuant to the Registration Rights Agreement, we have filed with the SEC a registration statement, of which this prospectus is a part, relating to the selling stockholder's resale of any shares of voting common stock purchased by Terrapin under the Purchase Agreement. The effectiveness of this registration statement is a condition precedent to our ability to sell common stock to Terrapin under the Purchase Agreement.

We also agreed, among other things, to indemnify Terrapin from certain liabilities and fees and expenses of Terrapin incident to our obligations under the Registration Rights Agreement, including certain liabilities under the Securities Act. Terrapin has agreed to indemnify and hold harmless us and each of our directors, officers and persons who control us against certain liabilities that may be based upon written information furnished by Terrapin to us for inclusion in a registration statement pursuant to the Registration Rights Agreement, including certain liabilities under the Securities Act.

Financial West Group, or FWG, member FINRA/SIPC, served as our placement agent in connection with the financing arrangement contemplated by the Purchase Agreement. We have agreed to pay FWG, upon each sale of our common stock to Terrapin under the Purchase Agreement, a fee equal to $1,500 upon settlement of each such sale. We have agreed to indemnify and hold harmless FWG against certain liabilities, including certain liabilities under the Securities Act.

The foregoing description of the Purchase Agreement and the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement and Registration Rights Agreement, copies of which have been filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

SELLING STOCKHOLDER

This prospectus relates to the possible resale from time to time by the selling stockholder of any or all of the shares of voting common stock that may be issued by us to Terrapin under the Purchase Agreement. For additional information regarding the issuance of common stock covered by this prospectus, see “Committed Equity Line Financing” above. We are registering the shares of voting common stock pursuant to the provisions of the Registration Rights Agreement we entered into with Terrapin on December 28, 2012 in order to permit the selling stockholder to offer the shares for resale from time to time. Except for the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement, Terrapin has not had any material relationship with us within the past three years.

The table below presents information regarding the selling stockholder and the shares of common stock that it may offer from time to time under this prospectus. This table is prepared based on information supplied to us by the selling stockholder, and reflects holdings as of May 10, 2013. As used in this prospectus, the term “selling stockholder” includes Terrapin and any donees, pledgees, transferees or other successors in interest selling shares received after the date of this prospectus from the selling stockholder as a gift, pledge, or other non-sale related transfer. The number of shares in the column “Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus” represents all of the shares of common stock that the selling stockholder may offer under this prospectus. The selling stockholder may sell some, all or none of its shares in this offering. We do not know how long the selling stockholder will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholder regarding the sale of any of the shares.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes shares of common stock with respect to which the selling stockholder has voting and investment power. The percentage of shares of common stock beneficially owned by the selling stockholder prior to the offering shown in the table below is based on an aggregate of 357,216,625 shares of our common stock outstanding on April 30, 2013. Because the purchase price of the shares of common stock issuable under the Purchase Agreement is determined on each settlement date, the number of shares that may actually be sold by the Company under the Purchase Agreement may be fewer than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the selling stockholder pursuant to this prospectus.

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering(3)
	Number(1)	Percent(2)		Number	Percent
Terrapin Opportunity, L.P.(4)	-0-	*	39,500,000	-0-	*

*	Represents beneficial ownership of less than one percent of the outstanding shares of our common stock.
(1)	In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the offering all of the shares that Terrapin may be required to purchase under the Purchase Agreement because the issuance of such shares is solely at our discretion and is subject to certain conditions, the satisfaction of all of which are outside of Terrapin’s control, including the registration statement of which this prospectus is a part becoming and remaining effective. Furthermore, the maximum dollar value of each put of common stock to Terrapin under the Purchase Agreement is subject to certain agreed upon threshold limitations set forth in the Purchase Agreement, which are based on the market price of our common stock at the time of the draw down and, if we determine in our sole discretion, a percentage of the daily trading volume of our common stock during the Draw Down Period as well. Also, under the terms of the Purchase Agreement, we may not issue shares of our common stock to Terrapin to the extent that Terrapin or any of its affiliates would, at any time, beneficially own more than 9.9% of our outstanding voting common stock. This beneficial ownership limitation may not be amended or waived by the parties.

(2)	Applicable percentage ownership is based on 357,216,625 shares of our common stock outstanding as of April 30, 2013.
(3)	Assumes the sale of all shares being offered pursuant to this prospectus.
(4)	The business address of Terrapin is 4th Floor, Rodus Building, P.O. Box 765, Road Town, Tortola, British Virgin Islands. Terrapin’s principal business is that of an international asset manager. We have been advised that Terrapin is not a member of the Financial Industry Regulatory Authority, or FINRA, or an independent broker-dealer, and that neither Terrapin nor any of its affiliates is an affiliate or an associated person of any FINRA member or independent broker-dealer. Graham J. Farinha and Peter W. Poole are directors of Terrapin and have voting control and investment discretion over securities owned by Terrapin. The foregoing should not be construed in and of itself as an admission by Mr. Farinha or Mr. Poole as to beneficial ownership of the securities owned by Terrapin.

PLAN OF DISTRIBUTION

We are registering shares of our voting common stock that may be issued by us from time to time to Terrapin under the Purchase Agreement to permit the resale of these shares of common stock after the issuance thereof by the selling stockholder from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholder of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholder may decide not to sell any shares of common stock. The selling stockholder may sell all or a portion of the shares of common stock beneficially owned by it and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of the shares of common stock for whom they may act as agent. In effecting sales, broker-dealers that are engaged by the selling stockholder may arrange for other broker-dealers to participate. Terrapin is an “underwriter” within the meaning of the Securities Act. Any brokers, dealers or agents who participate in the distribution of the shares of common stock by the selling stockholder may also be deemed to be “underwriters,” and any profits on the sale of the shares of common stock by them and any discounts, commissions or concessions received by any such brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Terrapin has advised us that it will use an unaffiliated broker-dealer to effectuate all resales of our common stock. To our knowledge, Terrapin has not entered into any agreement, arrangement or understanding with any particular broker-dealer or market maker with respect to the shares of common stock offered hereby, nor do we know the identity of the broker-dealers or market makers that may participate in the resale of the shares. Because Terrapin is, and any other selling stockholder, broker, dealer or agent may be deemed to be, an “underwriter” within the meaning of the Securities Act, Terrapin will (and any other selling stockholder, broker, dealer or agent may) be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of the Securities Act (including, without limitation, Sections 11, 12 and 17 thereof) and Rule 10b-5 under the Exchange Act.

The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
•	in the over-the-counter market in accordance with the rules of NASDAQ;
•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
•	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The selling stockholder may also sell shares of common stock covered by this prospectus pursuant to Rule 144 promulgated under the Securities Act, if available, rather than under this prospectus. In addition, the selling stockholder may transfer the shares of common stock by other means not described in this prospectus.

Any broker-dealer participating in such transactions as agent may receive commissions from the selling stockholder (and, if they act as agent for the purchaser of such shares, from such purchaser). Terrapin has informed us that each such broker-dealer will receive commissions from Terrapin which will not exceed customary brokerage commissions. Broker-dealers may agree with the selling stockholder to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholder. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in one or more transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above and pursuant to the one or more of the methods described above) at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above. To the extent required under the Securities Act, an amendment to this prospectus or a supplemental prospectus will be filed, disclosing:

•	the name of any such broker-dealers;
•	the number of shares involved;
•	the price at which such shares are to be sold;
•	the commission paid or discounts or concessions allowed to such broker-dealers, where applicable;
•	that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and
•	other facts material to the transaction.

Terrapin has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. Pursuant to a requirement of the Financial Industry Regulatory Authority, or FINRA, the maximum commission or discount and other compensation to be received by any FINRA member or independent broker-dealer shall not be greater than eight percent (8%) of the gross proceeds received by us for the sale of any securities being registered pursuant to Rule 415 under the Securities Act.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

Underwriters and purchasers that are deemed underwriters under the Securities Act may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock, including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids. The selling stockholder and any other person participating in the sale or distribution of the shares of common stock will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder (including, without limitation, Regulation M of the Exchange Act), which may restrict certain activities of, and limit the timing of purchases and sales of any of the shares of common stock by, the selling stockholder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making and certain other activities with respect to the shares of common stock. In addition, the anti-manipulation rules under the Exchange Act may apply to sales of the shares of common stock in the market. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We have agreed to pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be $90,000 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “Blue Sky” laws; provided, however, Terrapin will pay all selling commissions, concessions and discounts, and other amounts payable to underwriters, dealers or agents, if any, as well as transfer taxes and certain other expenses associated with the sale of the shares of common stock. We have agreed to indemnify Terrapin and certain other persons against certain liabilities in connection with the offering of shares of common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Terrapin has agreed to indemnify us against liabilities under the Securities Act that may arise from any written information furnished to us by Terrapin specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

At any time a particular offer of the shares of common stock is made by the selling stockholder, a revised prospectus or prospectus supplement, if required, will be distributed. Such prospectus supplement or post-effective amendment will be filed with the Securities and Exchange Commission to reflect the disclosure of any required additional information with respect to the distribution of the shares of common stock. We may suspend the sale of shares by the selling stockholder pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

DESCRIPTION OF OUR CAPITAL STOCK

The following summary of certain provisions of our capital stock does not purport to be complete and is subject to and is qualified in its entirety by our amended and restated certificate of incorporation which is incorporated in this prospectus by reference to our Current Report on Form 8-K filed September 29, 2009 and by our bylaws which are incorporated in this prospectus by reference to our quarterly report on Form 10-Q for the quarter ended September 31, 2006.

Until March 17, 2006, we operated as a Delaware limited liability company. As such the rights of our members were governed by the Delaware Limited Liability Company Act and the provisions of our limited liability company agreement which reflected various negotiations and agreements among Thermo Capital Partners LLC (together with its affiliates, “Thermo”), the creditors of our predecessor Globalstar, L.P. and others. The limited liability company agreement expressly permitted our conversion into a Delaware corporation provided that various provisions of the limited liability company agreement, including those dealing with election of directors, voting rights, preemptive rights and “tag along” rights, were incorporated into our certificate of incorporation. On March 17, 2006, we converted into a Delaware corporation. Our certificate of incorporation authorized the issuance of three series of common stock consisting of 300 million shares of Series A common stock, 20 million shares of Series B common stock and 480 million shares of Series C common stock. Each series of common stock had equivalent dividend and liquidation rights, but differing voting rights with respect to the election of directors, amendments to the certificate of incorporation and approval of certain transactions. Thermo held all of the Series C common stock, which entitled it to elect a majority of our directors. As required by our limited liability company agreement, our certificate of incorporation also restricted transfer of our common stock without approval of our board, granted all stockholders who were accredited investors pre-emptive rights to purchase shares of common stock if we issued additional shares of common stock, subject to certain exceptions, and entitled minority stockholders to participate in certain sales of a majority interest in our stock. The certificate also required that our stock be registered under the Exchange Act by October 13, 2006, which date subsequently was extended until December 31, 2006.

Amendment and Restatement of Certificate of Incorporation and Bylaws

In October 2006, our stockholders adopted an amended and restated certificate of incorporation and amended and restated bylaws to complete changes necessary to complete our initial public offering. In September 2009, our Board adopted amendment #1 to the amended and restated certificate of incorporation that increased the number of authorized shares of our stock from 900,000,000 to 1,100,000,000 shares, of which the number of shares designated as voting common stock shall be increased from 800,000,000 to 865,000,000 and the number of shares designated as nonvoting common stock will be 135,000,000; we maintained the ability to issue up to 100,000,000 shares of preferred stock of one or more classes or series, as described below.

The following summary of the material terms and provisions of our capital stock is qualified in its entirety by reference to the forms of our amended and restated certificate of incorporation, as amended, and bylaws, copies of which may be obtained upon request. See “Where You Can Find Additional Information.”

Common Stock

General.  We are authorized to issue 865 million shares of voting common stock, par value $0.0001 per share, and 135 million shares of nonvoting common stock, par value $0.0001 per share. All outstanding shares of common stock are, and all shares of common stock to be issued upon exercise of any warrants offered hereby will be, fully-paid and nonassessable. As of December 31, 2012, we had 110 stockholders of record of our voting common stock and one stockholder of record of our nonvoting common stock.

The nonvoting common stock has identical rights and privileges, including dividend and liquidation rights, as our voting common stock, except that holders of nonvoting common stock are not be entitled to vote on any election or removal of our directors. Holders of nonvoting common stock have the right to convert the shares into voting common stock upon (i) the discretion of any holder; provided, however, that if the holder is Thermo, conversion will not be permitted if it would cause Thermo to own directly or indirectly voting stock in the election of directors representing 70% or more of the total voting power of all our outstanding voting stock having power to vote in the election of directors, (ii) the transfer (or, in the case of a transfer pursuant to a registration statement filed with the Securities and Exchange Commission or Rule 144 under the Securities Act of 1933, as amended, the proposed transfer) of such share of nonvoting common stock by the holder thereof to any transferee other than Thermo, (iii) our merger or consolidation with or into any other corporation (except a subsidiary of ours or of Thermo) or (iv) the sale of all or substantially all of our assets.

Dividends.  Subject to preferences that may be granted to holders of any preferred stock and restrictions under our credit agreement, the holders of our common stock will be entitled to dividends as may be declared from time to time by the board of directors from funds available therefor.

Voting Rights.  Except as noted above with regard to our nonvoting common stock, each share of common stock entitles its holder to one vote on all matters to be voted on by the stockholders. Our certificate of incorporation does not provide for cumulative voting in the election of directors. Generally, all matters to be voted on by the stockholders must be approved by a majority or, in the case of the election of directors, by a plurality, of the votes present in person or by proxy and entitled to vote.

Preemptive Rights.  Holders of common stock do not have preemptive rights with respect to our issuance and sale of additional shares of common stock or other equity securities of the company.

Liquidation Rights.  Upon our dissolution, liquidation or winding-up, the holders of shares of common stock will be entitled to receive our assets available for distribution proportionate to their pro rata ownership of the outstanding shares of common stock.

Preferred Stock

Our board of directors has the authority, without further action of our stockholders, to issue up to 100 million shares of preferred stock, par value $0.0001 per share, in one or more series, to determine the number of shares constituting and the designation of each series and to fix the powers, preferences, rights and qualifications, limitations or restrictions thereof, which may include dividend rights, conversion rights, voting rights, terms of redemption, and liquidation preferences. There are no restrictions on the repurchase or redemption of preferred stock by Globalstar in the event of any arrearage in the payment of dividends or sinking fund installments.

On June 19, 2009, we entered into a Conversion Agreement with Thermo Funding Company LLC whereby Thermo Funding agreed to exchange all of the approximately $180 million of outstanding secured debt (including accrued interest) owed to it by us under the Second Amended and Restated Credit Agreement dated as of December 17, 2007, as amended, for one share of Series A Convertible Preferred Stock (the “Series A Preferred”). We filed a certificate of designation for the Series A Preferred on the same day. In December 2009, the one share of Series A Preferred was converted into 109,424,034 shares of voting common stock and 16,750,000 shares of non-voting common stock. We may not issue additional shares of Series A Preferred or create any other class or series of capital stock that ranks senior to or on parity with the Series A Preferred without the consent of Thermo Funding.

The issuance of preferred stock could adversely affect the holders of common stock. The potential issuance of preferred stock may discourage bids for shares of our common stock at a premium over the market price of our common stock, may adversely affect the market price of shares of our common stock and may discourage, delay or prevent a change of control. We have no current plans to issue any shares of preferred stock.

Anti-takeover Effects of Certain Provisions of Our Amended and Restated Certificate of Incorporation and Bylaws and of Delaware General Corporation Law

The provisions of the Delaware General Corporation Law and our amended and restated certificate of incorporation and bylaws summarized below may have the effect of discouraging, delaying or preventing a hostile takeover, including one that might result in a premium being paid over the market price of our common stock, and discouraging, delaying or preventing changes in our control or management.

Certificate of Incorporation and Bylaws

Our certificate of incorporation and bylaws provide that:

•	if Thermo does not own a majority of our outstanding capital stock entitled to vote in the election of directors, no action can be taken by stockholders except at an annual or special meeting of the stockholders called in accordance with our bylaws, and stockholders may not act by written consent;
•	if Thermo does not own a majority of our outstanding capital stock entitled to vote in the election of directors, the approval of holders of 66 2/3% of the shares then entitled to vote in the election of directors will be required to adopt, amend or repeal our amended and restated certificate of incorporation or bylaws;
•	our board of directors is expressly authorized to make, alter or repeal our bylaws;
•	stockholders may not call special meetings of the stockholders or fill vacancies on the board of directors;
•	our board of directors is divided into three classes of service with staggered three-year terms, meaning that only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective terms;
•	our board of directors is authorized to issue preferred stock without stockholder approval;
•	if Thermo does not own a majority of our outstanding capital stock entitled to vote in the election of directors, directors may only be removed for cause by the holders of 66 2/3% of the shares then entitled to vote in the election of directors; and
•	we will indemnify directors and certain officers against losses they may incur in connection with investigations and legal proceedings resulting from their service to us, which may include services in connection with takeover defense measures.

The anti-takeover and other provisions of our certificate of incorporation and by-laws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.

Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law regulating corporate takeovers, which prohibits a Delaware corporation from engaging in any business combination with an “interested stockholder” for three years after the person becomes an interested stockholder unless:

•	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•	the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Except as otherwise specified in Section 203, an “interested stockholder” is defined to include (a) any person that is the owner of 15% or more of the outstanding voting securities of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination and (b) the affiliates and associates of any such person. Thermo is not an “interested stockholder” because it acquired more than 15% of our outstanding stock prior to the completion of our IPO.

For purposes of Section 203, the term “business combinations” includes mergers, consolidations, asset sales or other transactions that result in a financial benefit to the interested stockholder and transactions that would increase the interested stockholder's proportionate share ownership of our company.

Under some circumstances, Section 203 makes it more difficult for an interested stockholder to effect various business combinations with us. Although our stockholders have the right to exclude us from the restrictions imposed by Section 203, they have not done so. Section 203 may encourage companies interested in acquiring us to negotiate in advance with the board of directors, because the requirement stated above regarding stockholder approval would be avoided if a majority of the directors approves, prior to the time the party became an interested stockholder, either the business combination or the transaction which results in the stockholder becoming an interested stockholder.

Limitation of Liability of Directors

Our certificate of incorporation provides that no director shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability as follows:

•	for any breach of the director's duty of loyalty to us or our stockholders;
•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; and
•	for any transaction from which the director derived an improper personal benefit.

Market for Trading

Our common stock is quoted on the OTCQB under the trading symbol “GSAT.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Investor Services LLC.

NAMED EXPERTS AND COUNSEL

Legal Opinion

For the purpose of this offering, Taft Stettinius & Hollister LLP, Cincinnati, Ohio is giving its opinion on the validity of the securities offered hereby.

Experts

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2012 have been so incorporated in reliance on the report of Crowe Horwath LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public from the SEC's website at http://www.sec.gov and on our website at http://www.globalstar.com/investors.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus. We incorporate by reference the following information or documents that we have filed with the SEC:

•	Our annual report on Form 10-K and 10-K/A for the year ended December 31, 2012;
•	Our current report on Form 8-K filed with the SEC on May 14, 2013; and
•	Our quarterly report on Form 10-Q filed with the SEC on May 10, 2013.

Any statement contained in any document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any prospectus supplement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all documents that are incorporated by reference into this prospectus, but not delivered with the prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates. You should direct written requests to: LHA Investor Relations, Attention: Jody Burfening & Carolyn Cappaccio, 800 Third Avenue, 17th Floor, New York, NY 10022 (212) 838-3777.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the various costs and expenses (other than the underwriting discounts and commissions) payable by the company in connection with a distribution of securities registered hereby. All amounts are estimates except the SEC registration fee.

SEC registration fee	$2,532
Legal fees and expenses	75,000
Accounting fees and expenses	10,000
Miscellaneous	2,467
Total	$90,000

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonably cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the Court of Chancery or such other court shall deem proper.

Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of . fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption) or (iv) for any transaction from which the director derived an improper personal benefit.

The Registrant's Certificate provides that the Registrant’s Directors shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that exculpation from liabilities is not permitted under the DGCL as in effect at the time such liability is determined. The Registrant's Certificate further provides that the Registrant shall indemnify its directors and officers to the fullest extent permitted by the DGCL. The Registrant has a liability insurance policy in effect which covers certain claims against any officer or director of the Registrant by reason of certain breaches of duty, neglect, errors or omissions committed by such person in his or her capacity as an officer or director.

Item 15. Recent Sales of Unregistered Securities.

The Registrant entered into a Common Stock Purchase Agreement dated as of December 28, 2012 (the “Purchase Agreement”) with Terrapin Opportunity, L.P. (“Terrapin”) pursuant to which the Registrant may, subject to certain conditions, require Terrapin to purchase up to $30.0 million of shares of its voting common stock over the 24-month term following the effectiveness of the resale registration statement described below. This type of arrangement is sometimes referred to as a committed equity line financing facility. From time to time over the 24-month term, and in its sole discretion, the Registrant may present Terrapin with up to 36 draw down notices requiring Terrapin to purchase a specified dollar amount of shares of the Registrant’s voting common stock, based on the price per share per day over 10 consecutive trading days (a “Draw Down Period”). The per share purchase price for these shares equals the daily volume weighted average price of the common stock on each date during the Draw Down Period on which shares are purchased, less a discount ranging from 3.5% to 8.0% based on a minimum price that the Registrant specifies. In addition, in the Registrant’s sole discretion, but subject to certain limitations, the Registrant may require Terrapin to purchase a percentage of the daily trading volume of the Registrant’s common stock for each trading day during the Draw Down Period. The Registrant will not sell under the Purchase Agreement a number of shares of voting common stock which, when aggregated with all other shares of voting common stock then beneficially owned by Terrapin and its affiliates, would result in the beneficial ownership by Terrapin or any of its affiliates of more than 9.9% of the then issued and outstanding shares of voting common stock.

The Registrant has agreed to pay up to $40,000 of Terrapin’s legal fees and expenses. No additional legal fees incurred by Terrapin are payable by the Registrant in connection with any sale of shares to Terrapin.

The issuance of the shares of common stock to Terrapin pursuant to the terms of the Purchase Agreement, is exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(2) of and Regulation D under the Securities Act.

The Registrant has agreed to indemnify Terrapin and its affiliates for losses related to a breach of the representations and warranties by the Registrant under the Purchase Agreement or the other transaction documents or any action instituted against Terrapin or its affiliates due to the transactions contemplated by the Purchase Agreement or other transaction documents, subject to certain limitations. Terrapin is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. Terrapin will use an unaffiliated broker-dealer to effectuate all sales, if any, of common stock that it may purchase from us pursuant to the Purchase Agreement.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits. See Exhibit Index filed herewith.

(b) Financial Statement Schedules.

No financial statement schedules are provided because they are inapplicable or the requested information is shown in the consolidated financial statements of the registrant or related notes thereto included in the registrant's Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC on March 15, 2013.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering
(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In, the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(c)	The undersigned registrant hereby undertakes that:
(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Covington, State of Louisiana, on May 15, 2013.

GLOBALSTAR, INC.

By:	/s/ James Monore III James Monroe III President & Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ James Monroe III James Monroe III	Principal Executive Officer and Financial Officer and Director	May 15, 2013
/s/ Rebecca S. Clary Rebecca S. Clary	Chief Accounting Officer and Corporate Controller	May 15, 2013
* William A. Hasler	Director	May 15, 2013
* John Kneuer	Director	May 15, 2013
* James F. Lynch	Director	May 15, 2013
* J. Patrick McIntyre	Director	May 15, 2013
* Richard S. Roberts	Director	May 15, 2013
* By:	/s/ L. Barbee Ponder IV L. Barbee Ponder IV, as attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description
2.1*	Asset Purchase Agreement among Axonn L.L.C., Spot LLC and Globalstar, Inc. dated December 18, 2009 (Exhibit 2.2 to Form 10-K filed March 12, 2010)
3.1*	Amended and Restated Certificate of Incorporation of Globalstar, Inc. (Exhibit 3.1 to Form 8-K filed September 29, 2009)
3.2*	Amended and Restated Bylaws of Globalstar, Inc. (Exhibit 3.2 to Form 10-Q filed December 18, 2006)
4.1*	Indenture between Globalstar, Inc. and U.S. Bank, National Association as Trustee dated as of April 15, 2008 (Exhibit 4.1 to Form 8-K filed April 16, 2008)
4.2*	First Supplemental Indenture between Globalstar, Inc. and U.S. Bank, National Association as Trustee dated as of April 15, 2008, including Form of Global 5.75% Convertible Senior Note due 2028 (Exhibit 4.2 to Form 8-K filed April 16, 2008)
4.3*	Amendment No. 1 to First Supplemental Indenture between Globalstar, Inc. and U.S. Bank, National Association as Trustee dated as of December 1, 2008 (Exhibit 4.3 to Form 10-K filed March 31, 2009)
4.4*	Second Supplemental Indenture between Globalstar, Inc. and U.S. Bank, National Association as Trustee dated as of June 19, 2009 (Exhibit 4.1 to Form 8-K filed June 19, 2009)
4.5*	Form of 8.00% Senior Unsecured Convertible Note (Exhibit 4.2 to Form 8-K filed June 17, 2009)
4.6*	Form of Warrant issued June 19, 2009 (Exhibit 4.1 to Form 8-K filed June 17, 2009)
4.7*	Form of Warrant for issuance to Thermo Funding Company LLC pursuant to the Contingent Equity Agreement dated as of June 19, 2009 (Exhibit 4.1 to Form 10-Q filed August 10, 2009)
4.8*	Form of Warrant for issuance to Thermo Funding Company LLC pursuant to the Loan Agreement dated as of June 25, 2009 (Exhibit 4.2 to Form 10-Q filed August 10, 2009)
4.9*	Form of Amendment to Warrant to Purchase Common Stock (Exhibit 4.1 to Current Report on Form 8-K filed June 4, 2010)
4.10*	Third Supplemental Indenture between Globalstar, Inc. and U.S. Bank, National Association as Trustee dated as of June 14, 2011 (Exhibit 4.1 to Form 8-K/A filed June 21, 2011)
4.11*	Form of 5.0% Senior Unsecured Convertible Note (Exhibit 4.2 to Form 8-K/A filed June 21, 2011)
4.12*	Guaranty Agreement dated as of June 14, 2011 by and among Globalstar, Inc. Certain Subsidiaries of Globalstar, Inc. as Subsidiary Guarantors, in favor of U.S. Bank, National Association, as Trustee (Exhibit 4.3 to Form 8-K/A filed June 21, 2011)
4.13*	Form of Warrant issued with the 5.0% Senior Unsecured Convertible Notes (Exhibit 4.4 to Form 8-K/A filed June 21, 2011)
4.14*	Registration Rights Agreement dated as of December 28, 2012 between Globalstar, Inc. and Terrapin Opportunity, L.P. (Exhibit 4.1 to Form 8-K filed January 2, 2013)
5.1*	Opinion of Taft Stettinius & Hollister LLP (Exhibit 5.1 to Form S-1 filed February 26, 2013)
10.1*†	Satellite Products Supply Agreement by and between QUALCOMM Incorporated and New Operating Globalstar LLC dated as of April 13, 2004 (Exhibit 10.6 to Form S-1, Amendment No. 4, filed October 17, 2006)
10.2*†	Amendment No. 1 to Satellite Products Supply Agreement by and between QUALCOMM Incorporated and Globalstar LLC dated as of May 25, 2005 (Exhibit 10.7 to Form S-1, Amendment No. 4, filed October 17, 2006)
10.3*†	Amendment No. 2 to Satellite Products Supply Agreement by and between QUALCOMM Incorporated and Globalstar LLC dated as of May 25, 2005 (Exhibit 10.8 to Form S-1, Amendment No. 4, filed October 17, 2006)

Exhibit Number	Description
10.4*†	Amendment No. 3 to Satellite Products Supply Agreement by and between QUALCOMM Incorporated and Globalstar LLC dated as of September 30, 2005 (Exhibit 10.9 to Form S-1, Amendment No. 4, filed October 17, 2006)
10.5*	Amendment No. 4 to Satellite Products Supply Agreement by and between QUALCOMM Incorporated and Globalstar, Inc. dated as of August 15, 2006 (Exhibit 10.5 to Form 10-K filed March 31, 2009)
10.6*†	Amendment No. 5 to Satellite Products Supply Agreement by and between QUALCOMM Incorporated and Globalstar, Inc. dated as of November 20, 2007 (Exhibit 10.6 to Form 10-K filed March 31, 2009)
10.7*	Amendment No. 6 to Satellite Products Supply Agreement by and between QUALCOMM Incorporated, Globalstar, Inc. and Globalstar Canada Satellite Company dated as of November 20, 2007 (Exhibit 10.7 to Form 10-K filed March 31, 2009)
10.8*†	Amendment No. 7 to Satellite Products Supply Agreement by and between QUALCOMM Incorporated, Globalstar, Inc. and Globalstar Canada Satellite Company dated as of October 27, 2008 (Exhibit 10.8 to Form 10-K filed March 31, 2009)
10.9*†	Amendment No. 8 to Satellite Products Supply Agreement by and between QUALCOMM Incorporated, Globalstar, Inc. and Globalstar Canada Satellite Company dated as of August 12, 2009 (Exhibit 10.4 to Form 10-Q filed May 7, 2010)
10.10*†	Amendment No. 9 to Satellite Products Supply Agreement by and between QUALCOMM Incorporated, Globalstar, Inc. and Globalstar Canada Satellite Company dated as of February 24, 2010 (Exhibit 10.5 to Form 10-Q filed May 7, 2010)
10.11*†	Amended and Restated Satellite Construction Contract between Globalstar, Inc. and Thales Alenia Space dated June 3, 2009 (Exhibit 10.2 to Form 10-Q filed August 10, 2009)
10.12*†	Amendment No.1 to Amended and Restated Satellite Construction Contract between Globalstar, Inc. and Thales Alenia Space France dated January 18, 2010 (Exhibit 10.10 to Form 10-K filed March 12, 2010)
10.13*†	Amendment No.2 to Amended and Restated Satellite Construction Contract between Globalstar, Inc. and Thales Alenia Space France dated January 18, 2010 (Exhibit 10.11 to Form 10-K filed March 12, 2010)
10.14*	Amendment No.3 to Amended and Restated Satellite Construction Contract between Globalstar, Inc. and Thales Alenia Space France dated August 23, 2010 (Exhibit 10.14 to Form 10-K filed March 31, 2011)
10.15*†	Control Network Facility Construction Contract by and between Alcatel Alenia Space France and Globalstar, Inc. dated March 22, 2007 (Exhibit 10.1 to Form 10-Q filed May 15, 2007)
10.16*†	Amended and Restated Launch Services Agreement by and between Globalstar, Inc. and Arianespace dated March 9, 2010 (Exhibit 10.1 to Form 10-Q filed May 7, 2010)
10.17*	Share Lending Agreement by and among Globalstar, Inc., Merrill Lynch International and Merrill Lynch, Pierce, Fenner & Smith Incorporated dated as of April 10, 2008 (Exhibit 10.2 to Form 8-K filed April 16, 2008)
10.18*	Amendment No. 1 to Share Lending Agreement by and among Globalstar, Inc. and Merrill Lynch International (through Merrill Lynch, Pierce, Fenner & Smith Incorporated) dated as of December 18, 2008 (Exhibit 10.24 to Form 10-K filed March 31, 2009)
10.19*	Pledge and Escrow Agreement by and among Globalstar, Inc., U.S. Bank, National Association as Trustee, and U.S. Bank, National Association as Escrow Agent dated April 15, 2008 (Exhibit 10.1 to Form 8-K filed April 16, 2008)
10.20*†	Contract between Globalstar, Inc. and Hughes Network Systems LLC dated May 1, 2008 (Exhibit 10.1 to Form 10-Q filed August 11, 2008)

Exhibit Number	Description
10.21*	Amendment No.2 to Contract between Globalstar, Inc. and Hughes Network Systems LLC effective as of August 28, 2009 (Amendment No. 1 Superseded.) (Exhibit 10.2 to Form 10-Q filed November 6, 2009)
10.22*	Amendment No.3 to Contract between Globalstar, Inc. and Hughes Network Systems LLC effective as of September 21, 2009 (Exhibit 10.3 to Form 10-Q filed November 6, 2009)
10.23*†	Amendment No.4 to Contract between Globalstar, Inc. and Hughes Network Systems LLC dated as of March 24, 2010 (Exhibit 10.2 to Form 10-Q filed May 7, 2010)
10.24*†	Amendment No.5 to Contract between Globalstar, Inc. and Hughes Network Systems LLC dated as of April 5, 2011 (Exhibit 10.24 to Form 10-K filed March 13, 2012)
10.25*†	Amendment No.6 to Contract between Globalstar, Inc. and Hughes Network Systems LLC dated as of November 4, 2011 (Exhibit 10.25 to Form 10-K/A filed June 25, 2012)
10.26*†	Amendment No. 7 to Contract between Globalstar and Hughes Network Systems LLC dated as of February 1, 2012 (Exhibit 10.1 to Form 10-Q filed May 10, 2012)
10.27*†	Amendment No. 9 to Contract between Globalstar, Inc. and Hughes Network Systems LLC dated as of January 18, 2013 (Exhibit 10.1 to Form 10-Q filed May 10, 2013)
10.28*†	Letter Agreement dated March 30, 2012 between Globalstar, Inc. and Hughes Network Systems, LLC (Exhibit 10.2 to Form 10-Q filed May 10, 2012)
10.29*†	Letter Agreement dated June 26, 2012 between Globalstar, Inc. and Hughes Network Systems, LLC (Exhibit 10.1 to Form 10-Q filed August 9, 2012)
10.30*†	Letter Agreement by and between Globalstar, Inc and Hughes Network Systems, LLC dated September 27, 2012 (Exhibit 10.2 to Form 10-Q filed November 14, 2012)
10.31*†	Letter Agreement by and between Globalstar, Inc. and Hughes Network Systems, LLC dated December 20, 2012 (Exhibit 10.30 to Form 10-K filed March 15, 2013)
10.32*†	Letter Agreement by and between Globalstar, Inc. and Hughes Network Systems, LLC dated March 26, 2013(Exhibit 10.4 to Form 10-Q filed May 10, 2013)
10.33*†	Purchase Agreement by and between Globalstar, Inc. and Ericsson Inc. dated October 1, 2008 (Exhibit 10.1 to Form 10-Q filed November 10, 2008)
10.34*†	Amendment No.1 to Purchase Agreement by and between Globalstar, Inc. and Ericsson Inc. dated as of December 1, 2008 (Exhibit 10.28 to Form 10-K filed March 12, 2010)
10.35*†	Amendment No.2 to Purchase Agreement by and between Globalstar, Inc. and Ericsson Inc. dated as of March 30, 2010 (Exhibit 10.3 to Form 10-Q filed May 7, 2010)
10.36*†	Amendment No.3 to Purchase Agreement by and between Globalstar, Inc. and Ericsson Inc. dated as of December 10, 2010 (Exhibit 10.30 to Form 10-K filed March 31, 2011)
10.37*†	Amendment No.4 to Purchase Agreement by and between Globalstar, Inc. and Ericsson Inc. dated as of October 31, 2011 (Exhibit 10.30 to Form 10-K filed March 13, 2012)
10.38*†	Amendment No.5 to Purchase Agreement by and between Globalstar, Inc. and Ericsson Inc. dated as of December 20, 2011 (Exhibit 10.31 to Form 10-K filed March 13, 2012)
10.39*†	Letter Agreement by and between Globalstar, Inc. and Ericsson, Inc. dated as of March 8, 2012 (Exhibit 10.3 to Form 10-Q filed May 10, 2012)
10.40*†	Letter Agreement by and between Globalstar, Inc. and Ericsson, Inc. dated as of July 23, 2012 (Exhibit 10.2 to Form 10-Q filed August 9, 2012)
10.41*†	Letter Agreement by and between Globalstar, Inc. and Ericsson Inc. dated as of February 13, 2013 (Exhibit 10.3 to Form 10-Q filed May 10, 2013)
10.42*	COFACE Facility Agreement between Globalstar, Inc., BNP Paribas, Societe Generale, Natixis, Calyon and Credit Industrial et Commercial date June 5, 2009 conformed to include amendments through October 28, 2010 (Exhibit 10.1 to Form 10-Q/A filed November 10, 2010)

Exhibit Numb	Descriptioner
10.43*	Amendment #4 to Facility Agreement dated December 22, 2010 (Exhibit 10.1 to Form 8-K filed January 7, 2011)
10.44*	Amendment #5 to Facility Agreement dated March 16, 2011 (Exhibit 10.1 to Form 8-K filed March 21, 2011)
10.45*	Amendment No. 6 to the Facility Agreement dated March 29, 2011 (Exhibit 10.3 to Form 10-Q filed November 9, 2011)
10.46*†	Deed of Waiver and Amendment No. 7 to the Facility Agreement dated September 30, 2011 (Exhibit 10.4 to Form 10-Q filed November 9, 2011)
10.47*	Amendment No. 8 to the Facility Agreement dated January 23, 2012 (Exhibit 10.37 to Form 10-K filed March 13, 2012)
10.48*	Amendment No. 9 to the Facility Agreement dated March 6, 2012 (Exhibit 10.38 to Form 10-K filed March 13, 2012)
10.49*	Waiver Letter No. 10 to the Facility Agreement dated August 2, 2012 (Exhibit 10.1 to Form 10-Q filed November 14, 2012)
10.50*	Waiver Letter No. 11 to the Facility Agreement dated October 12, 2012 (Exhibit 10.47 to Form 10-K filed March 15, 2013)
10.51*	Waiver Letter No. 12 to the Facility Agreement dated November 21, 2012 (Exhibit 10.48 to Form 10-K filed March 15, 2013)
10.52*	Waiver Letter No. 13 to the Facility Agreement dated January 23, 2013 (Exhibit 10.2 to Form 10-Q filed May 10, 2013)
10.53*	Contingent Equity Agreement between Globalstar, Inc. and Thermo Funding Company LLC dated as of June 19, 2009 (Exhibit 10.4 to Form 10-Q filed August 10, 2009)
10.54*	Loan Agreement between Globalstar, Inc. and Thermo Funding Company LLC dated as of June 25, 2009 (Exhibit 10.5 to Form 10-Q filed August 10, 2009)
10.55*	Registration Rights Agreement dated June 14, 2011 (Exhibit 10.3 to Form 8-K/A filed June 21, 2011)
10.56*	Common Stock Purchase Agreement by and between Globalstar, Inc. and Terrapin Opportunity, L.P. dated December 28, 2012 (Exhibit 10.1 to Form 8-K filed January 2, 2013)
10.57*	Engagement Agreement dated as of December 28, 2012 between Globalstar, Inc. and Financial West group (Exhibit 10.2 to Form 8-K filed January 2, 2013)

Executive Compensation Plans and Agreements

10.58*	Amended and Restated Globalstar, Inc. 2006 Equity Incentive Plan (Annex A to Definitive Proxy Statement filed March 31, 2008)
10.59*	Form of Restricted Stock Units Agreement for Non-U.S. Designated Executives under the Globalstar, Inc. 2006 Equity Incentive Plan (Exhibit 10.2 to Form 10-Q filed August 14, 2007)
10.60*	Form of Notice of Grant and Restricted Stock Agreement under the Globalstar, Inc. 2006 Equity Incentive Plan (Exhibit 10.29 to Form 10-K filed March 17, 2008)
10.61*	Form of Non-Qualified Stock Option Award Agreement for Members of the Board of Directors under the Globalstar, Inc. 2006 Equity Incentive Plan (Exhibit 10.1 to Form 8-K filed November 20, 2008)
10.62*	Form of Stock Option Award Agreement for use with executive officers (Exhibit 10.45 to Form 10-K filed March 31, 2011)
10.63*	2012 Key Employee Cash Bonus Plan (Exhibit 10.3 to Form 10-Q filed November 14, 2012)
10.64*	Letter Agreement with Frank Bell dated as of September 25, 2012 (Exhibit 10.4 to Form 10-Q filed November 14, 2012)
12.1*	Ratio of Earnings to Fixed Charges (Exhibit 12.1 to Form 10-K filed March 15, 2013)

Exhibit Number	Description
21.1*	Subsidiaries of Globalstar, Inc. (Exhibit 21.1 to Form 10-K filed March 15, 2013)
23.1	Consent of Crowe Horwath LLP
23.2*	Consent of Taft Stettinius & Hollister LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included as part of signature page to Form S-1 filed February 26, 2013)

*	Incorporated by reference.
†	Portions of the exhibit have been omitted pursuant to a request for confidential treatment filed with the Commission. The omitted portions have been filed with the Commission.